Exhibit 10.1

CREDIT AGREEMENT
dated as of September 9, 2008,
among
USG CORPORATION,
as Parent Borrower and Loan Party Representative,
The Subsidiary Borrowers Party Hereto,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Joint Bookrunner and Sole Lead Arranger
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Joint Bookrunner

i

SCHEDULES:
Schedule 1.01 — Investment Objective and Guidelines
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Insurance
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.09 — Existing Restrictions
Commitment Schedule

EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Borrower’s Counsel
Exhibit C — Form of Borrowing Base Certificate
Exhibit D — Form of Loan Guaranty
Exhibit E — Form of Borrowing Request
Exhibit F — Form of Interest Election Request
Exhibit G — Form of Compliance Certificate
Exhibit H — Form of Administrative Questionnaire
Exhibit I — Form of Perfection Certificate
Exhibit J — Form of Revolving Note
Exhibit K — Form of Borrower Joinder Agreement
Exhibit L — Form of Borrower Termination Agreement

CREDIT AGREEMENT dated as of September 9, 2008 (as it may be amended or modified from time to time, this “Agreement”), among USG CORPORATION, a Delaware corporation, in its capacity as a Borrower (in such capacity, the “Parent Borrower”) and in its capacity as the Loan Party Representative (as such term is defined herein), L&W SUPPLY CORPORATION, a Delaware corporation, UNITED STATES GYPSUM COMPANY, a Delaware corporation, USG INTERIORS, INC., a Delaware corporation, CALIFORNIA WHOLESALE MATERIAL SUPPLY, LLC, a Delaware limited liability company, LIVONIA HOLDINGS, INC., a Delaware corporation, and each other Subsidiary Borrower from time to time party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Act” has the meaning assigned to such term in Section 9.13.
“Additional Subsidiary Borrower” means, at any time, any Domestic Subsidiary that has become a Subsidiary Borrower after the Effective Date pursuant to Section 2.19.
“Adjusted Eligible Accounts” means, at any time, the Eligible Accounts at such time minus the Dilution Reserve at such time.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire, substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of (a) Section 9.04(b)(i), the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified and (b) the definition of the term “Eligible Accounts”, an “Affiliate” of the Collateral Parties shall not be deemed to include (i) Berkshire Hathaway, Inc. (or any of its Affiliates, other than the Parent Borrower or any of the Subsidiaries), (ii) Gebr. Knauf Verwaltungsgesellschaft KG (or any of its Affiliates, other than the Parent Borrower or any of the Subsidiaries) and (iii) with respect to Accounts in an amount less than $100,000 per person at any time outstanding arising in the ordinary course of business of the Collateral Parties, any officer, director or employee of any Loan Party. For purposes of the foregoing, the parties hereto acknowledge that, as of the Effective Date, neither Berkshire Hathaway, Inc. nor Gebr. Knauf Verwaltungsgesellschaft KG is an Affiliate of the Parent Borrower or any of its Subsidiaries, except as provided in clause (a) of the immediately-preceding proviso as a result of such entity’s ownership of Equity Interests of the Parent Borrower.
“Affiliated Account Debtor” means, with respect to any Account Debtor and solely to the extent that any Loan Party has knowledge of such ownership, another Person (a) that directly, or indirectly through one or more intermediaries, owns 25% or more of the voting Equity Interests of such Account Debtor or (b) of which 25% or more of the voting Equity Interests of such Person is directly, or indirectly through one or more intermediaries, owned by such Account Debtor or by any Person described in clause (a) of this definition.
“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments of all Revolving Lenders and (ii) the Borrowing Base, in each case at such time, minus (b) the aggregate Revolving Exposure of all Revolving Lenders at such time.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders, in each case at such time. If, however, the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time.
“Applicable Rate” means, for any day with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Parent Borrower’s corporate credit rating as of such date, provided that prior to the date that is six months after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level 3:

	Corporate Credit
Level	Rating	Eurodollar Spread	ABR Spread

1	BBB-/Baa3 or higher	2.00%	1.00%
2	BB+/Ba1	2.25%	1.25%
3	BB/Ba2 or lower	2.50%	1.50%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a corporate credit rating (other than by reason of the circumstances referred to in the following sentence), then such rating agency will be deemed to have established a corporate credit rating that is below Ba2 (in the case of Moody’s) or below BB (in the case of S&P) and (b) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), the change in the Applicable Rate shall be effective as of the date on which such change is first announced by the rating agency making such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of issuing corporate credit ratings, the Parent Borrower and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect from such rating agency prior to such change or cessation.
For purposes of the foregoing, in the event the corporate credit ratings of the Parent Borrower established or deemed to be established by Moody’s and S&P shall fall in different levels, the Applicable Rate corresponding to the higher rating shall apply,
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arranger” means J.P. Morgan Securities Inc.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.18(a).
“Availability Period” means the period from and including the Business Day immediately following the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Average Excess Availability” means, for any calendar month, the quotient of (a) the sum of Excess Availability for each day during such calendar month divided by (b) the number of days in such calendar month.
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit K.
“Borrower Termination Agreement” means a Borrower Termination Agreement substantially in the form of Exhibit L.

“Borrowers” means, collectively, the Parent Borrower and the Subsidiary Borrowers.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) an Overadvance.
“Borrowing Base” means, at any time, an amount equal to 85% of the Adjusted Eligible Accounts at such time less the amount of any other Reserves established at such time. The Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 5.01(e), subject to adjustments made by the Administrative Agent in its Permitted Discretion to address any events or conditions occurring on or after the date with respect to which such Borrowing Base Certificate relates.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Loan Party Representative, in substantially the form of Exhibit C or another form which is reasonably acceptable to each of the Administrative Agent and the Loan Party Representative.
“Borrowing Request” means a request by the Loan Party Representative on behalf of a Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, without duplication, any expenditure for any purchase or other acquisition of any asset that would be classified as a capital expenditure in the financial statements of the Parent Borrower and its Subsidiaries for such period, prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” means any period in which full cash dominion is in effect pursuant to Section 7.03 of the Security Agreement (which, for purposes of clarity, shall be during any of (a) each period beginning on the date on which Excess Availability shall have been less than $75,000,000 for five consecutive Business Days and ending on the first date thereafter on which Excess Availability shall have been at least $75,000,000 for 30 consecutive calendar days and (b) the continuation of any Event of Default). As contemplated by Section 7.03 of the Security Agreement, the Cash Dominion Period, if any, that commences during the second Cash Dominion Termination Period (as such term is defined in the Security Agreement), or after the acceleration of the Loans and/or the termination of the Commitments in accordance with Article VII, shall be deemed to continue until such time as the Security Agreement is terminated in accordance with the terms thereof.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Effective Date) other than Berkshire Hathaway Inc., of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Effective Date) by Berkshire Hathaway Inc. of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent Borrower or (c) the Parent Borrower ceasing to own, directly or indirectly through wholly-owned Subsidiaries, 100% of each class of outstanding Equity Interests of each Subsidiary Borrower (other than any such Subsidiary Borrower with respect to which a Borrower Termination Agreement has become effective pursuant to Section 2.19) free and clear of all Liens.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning assigned to such term in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Collateral Parties” means, collectively, the Loan Parties (other than the Parent Borrower and any other Loan Party that is not a wholly-owned Subsidiary).
“Collection Account” has the meaning assigned to such term in the Security Agreement.
“Commitment” means (a) with respect to each Lender, such Lender’s Revolving Commitment and (b) with respect to the Swingline Lender, its commitment to make Swingline Loans. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Increase Amendment” has the meaning assigned to such term in Section 2.18(b).
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Consolidated Cash Interest Expense” means, for any period, the sum, without duplication, of (a) the total net consolidated interest expense of the Parent Borrower and the Subsidiaries for such period (as shown on a consolidated income statement of the Parent Borrower for such period) plus (b) all cash dividends paid or payable during such period in respect of Disqualified Equity Interests of the Parent Borrower or any Subsidiary (but expressly excluding any such dividends paid or payable to the Parent Borrower or any Subsidiary).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period before interest, taxes, depreciation, amortization and other non-cash adjustments (other than adjustments relating to minority interest expense) to Consolidated Net Income for such period, provided that Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period relating to non-cash adjustments added back to Consolidated EBITDA in any prior period ended.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any extraordinary gains or losses of the Parent Borrower and its Subsidiaries for such period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Deposit Account Control Agreement” has the meaning assigned to such term in Section 1.03 of the Security Agreement.
“Dilution Factors” means, without duplication of any reduction to the balance of any Account, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Collateral Parties in a manner consistent with current and historical accounting practices of the Collateral Parties.
“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of the Borrowing Base Certificate for the calendar month most recently ended, equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Collateral Parties for the twelve-calendar-month period ended as of the last day of such calendar month divided by (b) total gross invoices of the Collateral Parties for such twelve-calendar-month period.
“Dilution Reserve” means, at any time, the product of (a) the excess of (i) the applicable Dilution Ratio at such time over (ii) 5.00%, multiplied by (b) the aggregate amount of Eligible Accounts at such time.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in any SEC Filing.
“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (including those Equity Interests that may be required to be redeemed upon the failure to maintain or achieve any financial performance standards), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the Maturity Date (other than (i) upon payment in full of the Obligations and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests) or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness or Equity Interests or other assets, in each case, other than Qualified Equity Interests prior to the date that is 180 days after the Maturity Date (other than (i) upon payment in full of the Obligations and termination of the Commitments or (ii) upon a “change in control”, provided that any conversion or exchange required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests).

“Domestic Material Subsidiary” means any Material Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S., any State thereof or the District of Columbia.
“dollars” or “$” refers to lawful money of the U.S.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) as notified to the Parent Borrower and the Lenders by the Administrative Agent.
“Eligible Accounts” means, at any time, the Accounts of the Collateral Parties, but excluding any Account:
(a) that is not subject to a first-priority perfected security interest in favor of the Administrative Agent;
(b) that is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Lien permitted under clauses (i) through (iv), (vi) or (xi) of Section 6.02 that does not have priority over the Lien in favor of the Administrative Agent;
(c) with respect to which the scheduled due date is more than 60 days after the original invoice date, is unpaid more than 90 days after the date of the original invoice therefor or more than 30 days after the original due date, or which has been written off the books of the applicable Collateral Party or otherwise designated as uncollectible (in determining the aggregate unpaid amount owing from each Account Debtor with respect to Accounts that are unpaid either more than 90 days after the date of the original invoice therefor or more than 30 days after the original due date, such aggregate amount shall not be reduced to give effect to any credits extended by, or amounts owing from, the Collateral Parties to such Account Debtor);
(d) that is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliated Account Debtors are ineligible under clause (c) of this definition;
(e) that is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliated Account Debtors to all Collateral Parties exceeds (i) if the corporate credit rating of such Account Debtor is BBB- or higher by S&P and the corporate family rating of such Account Debtor is Baa3 or higher by Moody’s, 20% of the aggregate amount of all Eligible Accounts at such time or (ii) if the corporate credit rating and the corporate family rating of such Account Debtor are otherwise (or if such Account Debtor does not have a corporate credit rating or a corporate family rating from S&P and Moody’s, respectively), 15% of the aggregate amount of all Eligible Accounts at such time;
(f) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true;
(g) that (i) does not arise from the sale of goods or performance of services in the applicable Collateral Party’s ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent that has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Collateral Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped or delivered to the Account Debtor (or its designee) or for which the services giving rise to such Account have not been performed by any Collateral Party or if such Account was invoiced more than once, provided that any Account for which the invoice has been corrected due to billing errors and resent to the applicable Account Debtor shall not be deemed to have been invoiced more than once for purposes of this clause (h);
(i) with respect to which any check or other instrument of payment therefor has been returned uncollected for any reason;
(j) that is owed by an Account Debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;
(k) that is owed by any Account Debtor that has sold all or substantially all of its assets (it being understood, for purposes of clarity, that any Account that is transferred to the purchaser of all or substantially all of an Account Debtor’s assets in connection with any such sale shall be an Account owed by such purchaser and shall not be deemed to be ineligible as a result of the application of this clause (k));
(l) that is owed by an Account Debtor that (i) does not maintain its chief executive office in the U.S. (including any State thereof, the District of Columbia and, at the Administrative Agent’s discretion following a request therefor by the Parent Borrower (and following the completion of, and the Administrative Agent’s satisfaction with, due diligence deemed to be necessary by the Administrative Agent), any territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam)), (ii) is not otherwise a resident of the U.S. (including any State thereof, the District of Columbia and, at the Administrative Agent’s discretion following a request therefor by the Parent Borrower (and following the completion of, and the Administrative Agent’s satisfaction with, due diligence deemed to be necessary by the Administrative Agent), any territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam)) for purposes of establishing jurisdiction in the U.S. over such Account Debtor and (iii) is not organized under the applicable law of (A) the U.S. or any State or territory thereof (including Puerto Rico, the U.S. Virgin Islands and Guam) or the District of Columbia or (B) Canada or any province thereof, in each case unless such Account is backed by a letter of credit, bankers acceptance or other credit support that is acceptable to the Administrative Agent and that is in the possession of, has been assigned to and is drawable directly by the Administrative Agent;
(m) that is owed in any currency other than dollars;
(n) that is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit, bankers acceptance or other credit support that is acceptable to the Administrative Agent and that is in the possession of, has been assigned to and is drawable directly by the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s reasonable satisfaction;

(o) that is owed by (i) any Affiliate of any Collateral Party or (ii) to the extent not otherwise constituting an Affiliate of any Collateral Party, any employee, officer, director or agent of any Collateral Party (other than, in the case of this clause (ii), any Account in an amount less than $100,000 per person at any time outstanding arising in the ordinary course of business of the Collateral Parties);
(p) that is owed by an Account Debtor to which (or to whose Affiliated Account Debtor) any Collateral Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q) that is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r) that is evidenced by any promissory note, chattel paper, or instrument;
(s) that is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Collateral Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Collateral Party has filed such report or qualified to do business in such jurisdiction, provided that any Account that would be an Eligible Account but for a failure to file such report or qualify to do business in the applicable jurisdiction shall be deemed to be an Eligible Account if such failure to file or qualify may be retroactively cured by the payment of a nominal amount;
(t) with respect to which the applicable Collateral Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Collateral Party created a new receivable for the unpaid portion of such Account;
(u) that does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v) that is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Collateral Party has an ownership interest in such goods, or which indicates any party other than a Collateral Party as payee or remittance party;
(w) that was created on cash on delivery terms; or
(x) that the Administrative Agent determines in its Permitted Discretion may not be collectible from the Account Debtor for any reason.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Collateral Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Collateral Party to reduce the amount of such Account.
“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, use, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.
“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments, or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Availability” means, at any time, an amount equal to the Borrowing Base at such time minus the aggregate Revolving Exposure of all Revolving Lenders at such time.
“Excess Liquidity” means, at any time, the sum of (a) Excess Availability at such time plus (b) the aggregate amount of all cash and cash equivalents of the Collateral Parties on deposit at such time in accounts with respect to which the Administrative Agent (on behalf of the Secured Parties) has a perfected first-priority security interest plus (c) the Existing Credit Availability at such time.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the U.S., or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Loan Party Representative under Section 2.17(b)), any U.S. withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any, or, in the case of an SPV, its Granting Lender) was entitled, at the time of designation of a new lending office (or assignment or grant, as applicable), to receive additional amounts from any Borrower with respect to any withholding Tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(f).
“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 31, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, including as amended as of February 14, 2008), among USG Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent.
“Existing Credit Agreement Termination Date” means (a) if the Existing Revolving Commitments have not been refinanced under a Permitted Refinancing Agreement, the date on which the Existing Revolving Commitments terminate and all loans and other extensions of credit under the Existing Credit Agreement have been repaid in full or (b) if otherwise, the date on which the commitments under each Permitted Refinancing Agreement terminate and all loans and other extensions of credit under such Permitted Refinancing Agreement have been repaid in full. It is understood and agreed that, for purposes of this defined term, the replacement of the commitments under any Permitted Refinancing Agreement and the refinancing of such loans and other extensions of credit pursuant to a subsequent Permitted Refinancing Agreement, shall not be deemed to constitute the termination of such commitments or the repayment in full of such loans and other extensions of credit.
“Existing Credit Availability” means, at any time, an amount equal to the aggregate amount of Existing Loans that may be drawn at such time by the Parent Borrower under the Existing Credit Agreement or any Permitted Refinancing Agreement.
“Existing Letters of Credit” means any letters of credit which have been or may be issued pursuant to the Existing Credit Agreement or any Permitted Refinancing Agreement.

“Existing Loans” means any revolving loans, swingline loans or term loans made pursuant to the Existing Credit Agreement or any Permitted Refinancing Agreement.
“Existing Revolving Commitments” means the commitments of the lenders under the Existing Credit Agreement (as such commitments may be increased in accordance with Section 2.21 of the Existing Credit Agreement) to make Existing Loans and to acquire participations in Existing Letters of Credit.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.
“Fixed Charges” means, with reference to any period, without duplication, (a) the sum of (i) Consolidated Cash Interest Expense for such period and (ii) any interest accrued and paid in cash during such period in respect of Indebtedness of the Parent Borrower or any Subsidiary that is required to be capitalized rather than included in total net consolidated interest expense for such period in accordance with GAAP, plus (b) principal payments scheduled to be made by the Parent Borrower or any Subsidiary on Indebtedness during such period (regardless of whether such payment is actually made in such period, but giving effect to any reductions thereof resulting from any prepayment thereof in any earlier period), plus (c) prepayments of principal made by the Parent Borrower or any Subsidiary on Indebtedness during such period that reduce the scheduled principal payments in respect of such Indebtedness required to be paid in any subsequent period, plus (d) expense for Taxes paid in cash during such period, plus (e) dividends or distributions paid in cash during such period by the Parent Borrower or any Subsidiary (other than any such dividends or distributions paid to the Parent Borrower or any Subsidiary) plus (f) cash contributions during such period to any Plan, plus (g) Capital Lease Obligation payments made during such period, all calculated for the Parent Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Parent Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDA plus the aggregate amount of Transaction Costs incurred or accrued during such period minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the U.S., each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over the Parent Borrower, any Subsidiary or any Lender as the context may require.
“Granting Lender” has the meaning assigned to such term in Section 9.04(e).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Incur” means create, incur, assume, Guarantee or otherwise become responsible for, and “Incurred” and “Incurrence” shall have correlative meanings.
“Indebtedness” of any Person means, without duplication and excluding trade accounts payable incurred in the ordinary course of business, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that so long as such Person is not obligated under such Indebtedness other than with respect to such Lien, such Indebtedness shall be considered to be Indebtedness of such Person only to the extent of the lesser of the value of (i) any limit in value of the Lien or (ii) the value of the property that is subject to any such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete payments or earn-outs to which the seller in such acquisition may become entitled.

“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Interest Election Request” means a request by the Loan Party Representative on behalf of a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each of March, June, September, and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the applicable Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to Section 2.18 or Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, any Borrower Joinder Agreement, any Borrower Termination Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means the Guarantee Agreement among the Loan Party Representative, the Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.
“Loan Party” means each Borrower and each other Domestic Material Subsidiary, other than any Domestic Material Subsidiary that is not required to become a Loan Party in accordance with Section 5.10(a).
“Loan Party Representative” has the meaning assigned to such term in Section 9.17.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including Swingline Loans and Overadvances.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Loan Document or (c) the material rights of or benefits available to the Lenders under any Loan Document. It is understood and agreed that the occurrence of a Default under the Existing Credit Agreement, in and of itself, shall not constitute a Material Adverse Effect hereunder unless the facts and circumstances underlying the occurrence of such Default would independently result in a Material Adverse Effect hereunder.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means at any time, each Subsidiary that, together with its subsidiaries, shall have accounted for more than 5% of Consolidated EBITDA for the four consecutive fiscal quarter period of the Parent Borrower most-recently ended for which financial statements are required to be delivered pursuant to Section 5.01 or referred to in Section 3.04, provided that if, at any time, the Subsidiaries that are not Material Subsidiaries (collectively, the “Non-Material Subsidiaries”), taken as a whole, account for 15% or more in the aggregate of Consolidated EBITDA for the four consecutive fiscal quarter period of the Parent Borrower most-recently ended, then the Parent Borrower shall designate one or more additional Subsidiaries as Material Subsidiaries to the effect that, after such designation, all the remaining Non-Material Subsidiaries, taken as a whole, would not account for 15% or more in the aggregate of Consolidated EBITDA for the four consecutive fiscal quarter period of the Parent Borrower most recently ended; provided further that if Consolidated EBITDA of the Parent Borrower and its Subsidiaries consolidated for such four fiscal quarter period is at least ten percent (10%) lower than the average of the annual Consolidated EBITDA for the last five years ending as of such date, then such average annual Consolidated EBITDA should be substituted for purposes of the computations pursuant to this definition. For purposes of this Agreement, each Subsidiary Borrower shall be deemed to be a Material Subsidiary.
“Maturity Date” means September 9, 2013, or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrowers to any of the Secured Parties under any Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to any Loan Document and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each Loan Document.
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Overadvance” has the meaning assigned to such term in Section 2.04(d).
“Parent Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate, dated as of the Effective Date, delivered by the Parent Borrower on behalf of the Collateral Parties and in the form of Exhibit I.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or which are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) pledges and deposits to secure the performance of bids, trade contracts, leases, tenders, statutory obligations, surety stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, zoning restrictions, rights-of-way, covenants and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;
(g) Liens created by sale contracts documenting unconsummated asset dispositions permitted pursuant to this Agreement, provided that such liens attach only to assets subject to such sales contracts;
(h) Liens consisting of the interest of the lessee under any lease or sublease granted to others by the Parent Borrower or its Subsidiaries in its ordinary course of business, provided that such liens attach only to the assets subject to such lease or sublease;
(i) customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where the Parent Borrower or its Subsidiaries maintain deposits in the ordinary course of business;
(j) Liens arising from the granting of a license to any Person in the ordinary course of business of the Parent Borrower or its Subsidiaries, provided that such liens attach only to the assets subject to such license and the granting of such license is permitted hereunder;
(k) Liens attaching to cash earnest money deposits made by the Parent Borrower or its Subsidiaries in connection with any letter of intent or purchase agreement permitted under Section 6.04;
(l) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(m) Liens incurred with respect to rights of agents for collection for the Parent Borrower and its Subsidiaries under assignments of chattel paper, accounts, instruments or general intangibles for purposes of collection in the ordinary course of business; and
(n) Liens in favor of customs and revenues authorities that secure payment of customs duties in connection with the importation of goods, provided that such Liens attach solely to such goods being so imported and in respect of which such duties are owing, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means any investment permitted pursuant to the Parent Borrower’s Statement of Investment Objective and Guidelines in effect on the Effective Date as set forth on Schedule 1.01, as the same may be amended from time to time in a manner not adverse to the Lenders unless otherwise consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld).
“Permitted Refinancing Agreement” means any facility or other instrument in respect of Indebtedness entered into to replace the commitments under, or to refinance the loans and other extensions of credit under, the Existing Credit Agreement or any other Permitted Refinancing Agreement, provided that (a) the Indebtedness incurred under such facility or other instrument (other than any Guarantees of such Indebtedness) shall be Indebtedness of the Parent Borrower and (b) such facility or other instrument shall not have an earlier maturity date or shorter weighted average life to maturity than the Existing Credit Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means that such calculation shall give pro forma effect to all acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during the four consecutive fiscal quarter period of the Parent Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).
“Qualified Equity Interests” means Equity Interests of the Parent Borrower other than Disqualified Equity Interests.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of field examinations with respect to the books and records relating to the Accounts of the Collateral Parties from information furnished by or on behalf of the Collateral Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders having Loans and unused Revolving Commitments (other than commitments to make Swingline Loans) representing more than 50% of the sum of Loans and unused Commitments (other than commitments to make Swingline Loans) at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Collateral Party, provided that such reserves have been established upon not less than three Business Days’ notice to the Parent Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower or any Subsidiary, or any other payment (including any payment under any equity Swap Agreement) that has a substantially similar effect to any of the foregoing.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, Section 2.17(b) or Section 9.02(c), (b) reduced or increased from time to time pursuant to assignments by or to such Lender, respectively, pursuant to Section 9.04 and (c) increased from time to time pursuant to Revolving Commitment Increases made pursuant to Section 2.18. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or Commitment Increase Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $170,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.18(b).
“Revolving Exposure” means, with respect to any Lender at any time, (a) the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Overadvances at such time.
“Revolving Lender” means, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“SEC Filing” has the meaning assigned to such term in Section 3.11.
“Secured Obligations” means all Obligations, together with Banking Services Obligations.
“Secured Parties” has the meaning assigned to such term in the Security Agreement.
“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Collateral Parties, the Loan Party Representative and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders.
“SPV” has the meaning assigned to such term in Section 9.04(e).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any direct or indirect subsidiary of the Parent Borrower.
“Subsidiary Borrower” means each of L&W Supply Corporation, a Delaware corporation, United States Gypsum Company, a Delaware corporation, USG Interiors, Inc., a Delaware corporation, California Wholesale Material Supply, LLC, a Delaware limited liability company, Livonia Holdings, Inc., a Delaware corporation, and each other Additional Subsidiary Borrower, in each case to the extent that any such Additional Subsidiary Borrower has not ceased to be a Subsidiary Borrower pursuant to an effective Borrower Termination Agreement as provided in Section 2.19 (in which case, such Additional Subsidiary Borrower shall no longer be deemed to be a “Subsidiary Borrower” or an “Additional Subsidiary Borrower” for purposes of any Loan Document).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Transaction Costs” means all fees, costs and expenses incurred or payable by the Parent Borrower or any Subsidiary in connection with the Transactions, including fees payable on the Effective Date pursuant to fee letters between the Administrative Agent and the Parent Borrower.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.S.” means the United States of America.
“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person. Unless otherwise specified, “wholly-owned Subsidiary” means a wholly-owned Subsidiary of the Parent Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05. Pro Forma Calculations. With respect to any period during which any acquisition, sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II
The Credits
SECTION 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Exposures exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Overadvances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. All Loans shall be made in dollars.
SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Overadvance) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. Any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
(b) Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Loan Party Representative, on behalf of the applicable Borrower, may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings (unless the applicable Borrowing Request provides that the Lenders shall be compensated for any potential loss, cost or expense of the type referenced in Section 2.14) but may be converted into Eurodollar Borrowings in accordance with Section 2.06. Each Swingline Loan and Overadvance shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is not less than $500,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary in this Section 2.02(c), an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitment.
(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Loan Party Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or Adobe pdf file to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit E signed by the Loan Party Representative on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information:
(i) the name of the applicable Borrower;
(ii) the aggregate amount of such Borrowing;
(iii) the date of such Borrowing, which shall be a Business Day;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and
(vii) that as of such date the conditions set forth in Sections 4.02(a) and (b) are satisfied.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Swingline Loans and Overadvances. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Revolving Exposures exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b) To request a Swingline Loan, the Loan Party Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or by Adobe pdf file), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Loan Party Representative. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower maintained with the Swingline Lender and in the case of repayment of another Loan or fees or expenses as provided by Section 2.16(c), by remittance to the Administrative Agent to be distributed to the Lenders by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Loan Party Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(d) Any provision of this Agreement to the contrary notwithstanding, at the request of the Loan Party Representative on behalf of the Borrowers, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Aggregate Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”), provided that no Overadvance shall result in a Default due to the Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Overadvances shall be ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $12,500,000 at any time, no Overadvance may remain outstanding for more than 30 days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Commitment, provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(e) Upon the making of an Overadvance by the Administrative Agent, each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations in any Overadvance. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly, and in no event later than 3:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by the Loan Party Representative in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an Overadvance shall be retained by the Administrative Agent or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.04 to reimburse the Administrative Agent in respect of any such Overadvance, respectively, remitted by the Administrative Agent to such Revolving Lenders as their interests may appear.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount (less interest) shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Overadvances, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Loan Party Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Loan Party Representative was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by Adobe pdf file to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit F signed by the Loan Party Representative on behalf of the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Loan Party Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Loan Party Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.07. Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date.
(b) The Loan Party Representative, on behalf of the Borrowers, may at any time terminate, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.14), the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the payment in full of the accrued and unpaid fees and (iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
(c) The Loan Party Representative, on behalf of the Borrowers, may from time to time reduce, without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.14), the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Loan Party Representative shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(d) The Loan Party Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Loan Party Representative pursuant to this Section shall be irrevocable, provided that a notice of termination or reduction of Revolving Commitments delivered by the Loan Party Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice may be revoked by the Loan Party Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is the seventh day after such Swingline Loan is made, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earliest of (x) the Maturity Date, (y) the day that is 30 days after the making of such Overadvance and (z) demand by the Administrative Agent, provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
(b) On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all immediately available funds credited to the Collection Account, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay any Swingline Loans that may be outstanding, and third to prepay any Revolving Loans that may be outstanding, it being understood that any prepayments of Revolving Loans shall be applied in accordance with the penultimate sentence of Section 2.16(b).
(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(f) Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note, substantially in the form of Exhibit J, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay without premium or penalty (other than, with respect to Eurodollar Borrowings, payments that may become due under Section 2.14) any Borrowing in whole or in part, subject to the requirements of this Section.
(b) Except for Overadvances permitted under Section 2.04, in the event and on such occasion that the aggregate Revolving Exposure exceeds the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, the Borrowers shall prepay the Revolving Borrowings and/or Swingline Borrowings in an aggregate amount equal to such excess.
(c) Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and the Loan Party Representative shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d) The Loan Party Representative, on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or by Adobe pdf file) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Loan Party Representative (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused commitment fee on the average daily unused amount of the Revolving Commitment of each Lender at the rate of 0.75%. Accrued unused commitment fees shall be payable in arrears on the third Business Day following the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing among the Borrowers and the Administrative Agent.
(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) Each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2.00%.
(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) or (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Loan Party Representative and the Lenders by telephone or telecopy or by Adobe pdf file as promptly as practicable thereafter and, until the Administrative Agent notifies the Loan Party Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that following the first day that such condition shall cease to exist, such Borrowings may be made as or converted to Eurodollar Borrowings at the request of and in accordance with the elections of the applicable Borrower.
SECTION 2.13. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii) impose on any Lender or the London interbank market any other condition, cost, or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) A certificate of a Lender setting forth in reasonable detail calculations of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan (or to convert any ABR Loan into a Eurodollar Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Loan Party Representative to replace a Lender pursuant to Section 2.17(b) or Section 9.02(c), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and reasonable expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate (without consideration of the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market (without consideration of the Applicable Rate). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Loan Party Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after the Loan Party Representative’s receipt thereof.
SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) The Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Party Representative by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority pursuant to Section 2.15(a), the Loan Party Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Loan Party Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Loan Party Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Loan Party Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Party Representative or the Administrative Agent as will enable the Loan Party Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the U.S., any Foreign Lender shall deliver to the Loan Party Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Loan Party Representative or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the U.S. is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Party Representative to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification previously delivered by such Lender pursuant to this paragraph (f) expires or becomes obsolete or inaccurate in any material respect, such Lender shall update such form or certification or promptly notify the Loan Party Representative and the Administrative Agent in writing of such Lender’s legal inability to do so.
(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to such Borrower an amount equal to such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
SECTION 2.16. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.13, 2.14, 2.15 or 9.03, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York or at such other address that the Administrative Agent shall advise the Loan Party Representative in writing, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.
(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (C) amounts to be applied from the Collection Account during any Cash Dominion Period (which shall be applied in accordance with Section 2.08(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Loan Parties (other than in connection with Banking Services), second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services), third, to pay interest due in respect of the Overadvances, fourth, to pay the principal of the Overadvances, fifth, to pay interest then due and payable on the Loans ratably (other than the Overadvances), sixth, to prepay principal on the Loans (other than the Overadvances), seventh, to the payment of any other Secured Obligation (other than Banking Services Obligations) due to the Administrative Agent or any Lender by the Loan Parties, and eighth, to the payment of any amounts owing with respect to Banking Services Obligations. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Loan Party Representative, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment that it receives to a Eurodollar Loan, except (x) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations in accordance with the terms of this Agreement.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents that are not paid when due in accordance with the Loan Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the applicable Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing in the name of such Borrower for the purpose of paying each payment of principal, interest and fees payable by such Borrower as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with the Administrative Agent for each payment of principal, interest and fees payable by such Borrower as it becomes due hereunder or any other amount due under the Loan Documents.
(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e) Unless the Administrative Agent shall have received notice from the Loan Party Representative, on behalf of any Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or (e), 2.05(a) or (b), 2.16(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Loan Party Representative may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee acceptable to the Loan Party Representative that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Loan Party Representative shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Swingline Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (iii) the applicable Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

SECTION 2.18. Revolving Commitment Increases. (a) The Parent Borrower may from time to time (and more than one time), by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the aggregate Revolving Commitments be increased by an amount not less than $15,000,000 for any such increase, except to the extent necessary to utilize the remaining unused amount of increase permitted under this Section 2.18(a), provided that after giving effect to any such increase the sum of the total Revolving Commitments shall not exceed $245,000,000. Such notice shall set forth the amount of the requested increase in the Revolving Commitments and the date on which such increase is requested to become effective (which shall be not less than ten Business Days or more than 60 days after the date of such notice), and shall offer each Lender (provided that such Lender shall be reasonably satisfactory to the Administrative Agent) the opportunity to increase its Revolving Commitment by such Lender’s Applicable Percentage of the proposed increased amount. Each Lender shall, by notice to the Loan Party Representative and the Administrative Agent given not more than ten days after the date of the Loan Party Representative’s notice, either agree to increase its applicable Revolving Commitment by all or a portion of the offered amount or decline to increase its applicable Commitment (and any Lender that does not deliver such a notice within such period of ten days shall be deemed to have declined to increase its Commitment). In the event that, on the tenth day after the Loan Party Representative shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have declined to increase their Revolving Commitments or have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the total Revolving Commitments requested by the Loan Party Representative, the Loan Party Representative may arrange for one or more banks or other financial institutions (any such bank or other financial institution, together with any existing Lender that agrees to increase its applicable Revolving Commitment pursuant to the immediately preceding sentence, being called an “Augmenting Lender”) to provide Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall not be subject to the approval of any other Lenders, and the Loan Party Representative and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder. Any increase in the aggregate Revolving Commitments may be made in an amount that is less than the increase requested by the Loan Party Representative if the Loan Party Representative is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.
(b) Each of the parties hereto hereby agrees that, upon the effectiveness of any increase in the aggregate Revolving Commitments pursuant to this Section 2.18 (the “Revolving Commitment Increase”), this Agreement may be amended (such amendment, a “Commitment Increase Amendment”) without the consent of any Lenders to the extent (but only to the extent) necessary to reflect the existence and terms of the Revolving Commitment Increase evidenced thereby as provided for in Section 9.02(b). Upon each Revolving Commitment Increase pursuant to this Section, (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Augmenting Lender providing a portion of such Revolving Commitment Increase, and each such Augmenting Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Swingline Loans and Overadvances such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Swingline Loans and Overadvances held by each Lender (including each such Augmenting Lender) will equal such Lender’s Applicable Percentage and (ii) if, on the date of such Revolving Commitment Increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Revolving Commitment Increase), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.14. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Increases and new Revolving Commitments created pursuant to this Section 2.18 shall become effective on the date specified in the notice delivered by the Loan Party Representative pursuant to the first sentence of paragraph (a) above or on such other date as agreed upon by the Loan Party Representative, the Administrative Agent and the applicable Augmenting Lenders.
(c) Notwithstanding the foregoing, no increase in the Revolving Commitments (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied as of such date (as though the effectiveness of such increase were a Borrowing) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Parent Borrower.
SECTION 2.19. Additional Subsidiary Borrowers. The Loan Party Representative may, at any time and from time to time, designate a Domestic Subsidiary that is a wholly-owned Subsidiary of the Parent Borrower, with the prior written consent of each Lender, as a Subsidiary Borrower, in each case by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Domestic Subsidiary and by the Loan Party Representative, and upon such delivery such Domestic Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement. Any Subsidiary Borrower shall continue to be a Subsidiary Borrower until the Loan Party Representative shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Subsidiary Borrower, whereupon such Subsidiary Borrower shall cease to be a Subsidiary Borrower hereunder. Notwithstanding the preceding sentence, (a) no Borrower Joinder Agreement shall become effective as to any such Domestic Subsidiary if it shall be unlawful for such Domestic Subsidiary to become a Subsidiary Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Domestic Subsidiary as provided herein and (b) no Borrower Termination Agreement shall become effective as to any Subsidiary Borrower until all Loans made to and all amounts payable by such Subsidiary Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under any Loan Document by such Subsidiary Borrower) shall have been paid in full, provided that such Borrower Termination Agreement shall be effective to terminate the right of such Subsidiary Borrower to request or receive further extensions of credit under this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall send a copy thereof to each Lender.
ARTICLE III
Representations and Warranties
Each Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each Borrower and each of the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) filings with any Governmental Authority necessary to perfect Liens created under the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, except such consents, approvals, registrations or filings, the failure of which to have been obtained, received or made will not materially impair the effectiveness of the Transactions or materially adversely affect the operations of the Parent Borrower and its Subsidiaries, taken as a whole, (b) will not violate any material Requirement of Law applicable to any Borrower or any Material Subsidiary, (c) will not violate or result in a material default under any material indenture, agreement or other instrument binding upon any Borrower or any Material Subsidiary or their respective assets, or give rise to a right thereunder to require any material payment to be made by any Borrower or any Material Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any material obligation thereunder, and (d) will not result in the creation or imposition of any Lien (other than a Lien permitted under Section 6.02) on any asset of the Parent Borrower or any Material Subsidiary.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2008, and June 30, 2008 (and comparable period for the prior fiscal year). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b) On and as of the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), liabilities (including contingent liabilities) or prospects of the Parent Borrower and the Subsidiaries, taken as a whole, since December 31, 2007, provided that it is understood that the Lenders are satisfied with the results of operations set forth in the financial statements for the period ended June 30, 2008, as set forth in the Parent Borrower’s 10-Q filed with the SEC on July 31, 2008.
SECTION 3.05. Properties. (a) Each Borrower and each of the Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for any defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b) Each Borrower and each of the Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and the Material Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower or any Material Subsidiary, threatened against or affecting any Borrower or any Material Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers nor any Material Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. Each Borrower and each of the Material Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each of the cases of (a) and (b) above, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Investment Company Status. None of the Borrowers nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. The Parent Borrower and each of the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Parent Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Disclosure. None of (i) the Parent Borrower’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, and June 30, 2008, its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (collectively, the “SEC Filings”), and the other filings of the Parent Borrower made with the SEC in 2008 nor (ii) any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent Borrower to the Administrative Agent or any Lender pursuant to any Loan Document or delivered thereunder (as modified or supplemented by other information furnished by or on behalf of the Borrowers to the Administrative Agent in connection herewith), as of the date such disclosures are delivered, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered (unless otherwise updated subsequent thereto, in which case such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time updated).

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Material Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due in respect of such insurance have been paid.
SECTION 3.13. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and, for so long as UCC financing statements or deposit account control agreements, as the case may be, with respect to such Collateral have not been terminated by the Administrative Agent (or otherwise amended by the Administrative Agent in a manner that adversely affects the Lien in favor of the Secured Parties thereby perfected), such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Liens permitted under clauses (ii) through (iv), (vi) and (xi) of Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.
SECTION 3.14. Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns or any other material labor disputes against any Borrower or any Material Subsidiary pending or, to the knowledge of any Borrower or any Material Subsidiary, threatened or planned.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each party hereto (i) a counterpart of this Agreement signed on behalf of such party (or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or Adobe pdf file transmission of a signed signature page) that such party has signed a counterpart of this Agreement), (ii) duly executed copies of the other Loan Documents (or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or Adobe pdf file transmission of a signed signature page) that such party has signed a counterpart of such Loan Documents) and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.08 payable to the order of each such requesting Lender and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (A) Jones Day, counsel for the Borrowers and the Domestic Material Subsidiaries, substantially in the form of Exhibit B, and (B) local counsel in each jurisdiction where a Loan Party is organized (other than any such jurisdiction covered by the opinion given pursuant to the immediately preceding clause (A)), in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Parent Borrower hereby requests such counsel to deliver such opinions.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(c) Field Examination; No Default Certificate. The Administrative Agent shall have received (i) a field examination with respect to the books and records relating to the accounts receivable of the Parent Borrower and its respective subsidiaries (it being understood and agreed that the receipt of the examination of FTI Consulting, Inc. dated June 6, 2008, with respect to the Accounts of the Collateral Parties shall satisfy the condition precedent set forth in this clause (i)) and (ii) a certificate, signed by the chief financial officer of the Parent Borrower, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date other than those that speak expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(d) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel), in each case, required to be reimbursed or paid by any Loan Party under any Loan Document.
(e) Perfection Certificate; Lien Searches. The Administrative Agent shall have received (i) a completed Perfection Certificate, dated the Effective Date, together with all attachments contemplated thereby, and (ii) the results of a recent lien search in the jurisdictions requested by the Administrative Agent based on the Perfection Certificate, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(f) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Effective Date which calculates the Borrowing Base as of the last day of the calendar month immediately preceding the Effective Date.
(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(h) Compliance with Laws; Consents. The Parent Borrower and the Material Subsidiaries shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable Environmental Laws. All necessary material governmental and material third party approvals in connection with this Agreement shall have been obtained and shall be in effect.

(i) No Litigation. Other than the Disclosed Matters, there shall be no litigation, administrative proceeding or governmental investigation that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(j) “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent and required under applicable “know your customer” rules and regulations, including all information required to be delivered pursuant to Section 9.13.
The Administrative Agent shall notify the Loan Party Representative and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on September 15, 2008 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a deemed Borrowing under Section 2.16(c)) is subject to the receipt by the Administrative Agent of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in the Loan Documents that are qualified by materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).
(b) At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans from time to time if the Administrative Agent believes that making such Loans is in the best interests of the Lenders.

SECTION 4.03. Initial Credit Event for each Additional Subsidiary Borrower. The obligations of the Lenders to make Loans to any Subsidiary Borrower that becomes a Subsidiary Borrower after the Effective Date in accordance with Section 2.19 are subject to the satisfaction of the following conditions:
(a) Borrower Joinder Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from such Subsidiary Borrower (i) a counterpart of such Subsidiary Borrower’s Borrower Joinder Agreement signed on behalf of such Subsidiary Borrower (or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or Adobe pdf file transmission of a signed signature page) that such party has signed a counterpart of thereof), (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.08 payable to the order of each such requesting Lender and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date of the applicable Borrower Joinder Agreement) of counsel for such Subsidiary Borrower covering such matters relating to such Subsidiary Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request (which opinions shall be consistent with those opinions delivered to the Administrative Agent pursuant to Section 4.01(a)(iii)).
(b) Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower, dated as of the date of the applicable Borrower Joinder Agreement and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is shall become a party in accordance with the terms of this Agreement, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Subsidiary Borrower authorized to sign the Loan Documents to which it is to become a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of such Subsidiary Borrower certified by the relevant authority of the jurisdiction of organization of such Subsidiary Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for such Subsidiary Borrower from its jurisdiction of organization.
(c) Perfection Certificate; Lien Searches. The Administrative Agent shall have received (i) a supplement to the Perfection Certificate containing the information required by the Perfection Certificate with respect to such Subsidiary Borrower, dated as of the date of the applicable Borrower Joinder Agreement, together with all attachments contemplated by the Perfection Certificate, and (ii) the results of a recent lien search in the jurisdictions requested by the Administrative Agent based on such supplement to the Perfection Certificate, and such search shall reveal no Liens on any of the assets of such Subsidiary Borrower except for Liens permitted by Section 6.02 or discharged on or prior to the date of the applicable Borrower Joinder Agreement pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(d) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral of such Subsidiary Borrower described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(e) “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information with respect to such Subsidiary Borrower requested by the Administrative Agent and required under applicable “know your customer” rules and regulations, including all information required to be delivered pursuant to Section 9.13.

(f) Loan Document Joinder Agreements. The requirements set forth in Section 5.10 shall have been satisfied with respect to such Subsidiary Borrower, including the execution and delivery by such Subsidiary Borrower of a joinder agreement to each of the Loan Guaranty and Security Agreement (to the extent such Subsidiary Borrower is not already a party thereto).
ARTICLE V
Affirmative Covenants
Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due payable under any Loan Document) shall have been paid in full, the Borrowers covenant and agree with the Lenders that:
SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers, or the Loan Party Representative on behalf of the Borrowers, will furnish to the Administrative Agent for prompt delivery to each Lender:
(a) within 90 days after the end of each fiscal year of the Parent Borrower, the Parent Borrower’s audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, the Parent Borrower’s unaudited consolidated balance sheet and unaudited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery or deemed delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower substantially in the form of Exhibit G (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenant contained in Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the Parent Borrower’s most recent audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) not later than 90 days subsequent to the commencement of each fiscal year of the Parent Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
(e) as soon as available but in any event within 13 Business Days of the end of each calendar month, as of the last day of the preceding calendar month, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. Notwithstanding any provision of this Agreement to the contrary, subsequent to each date on which (i) Excess Availability is less than $50,000,000 (or if a Borrowing would cause Excess Availability to fall below $50,000,000) or (ii) Aggregate Availability is less than $25,000,000 (or if a Borrowing would cause Aggregate Availability to fall below $25,000,000), no Borrower shall be permitted to make any additional Borrowings or such Borrowing, as the case may be (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this sentence), unless the Parent Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate as of a date no earlier than three Business Days prior to the date of such Borrowing; provided, however, the Parent Borrower shall not be required to deliver a Borrowing Base Certificate pursuant to the second sentence of this paragraph if Excess Availability shall have exceeded $50,000,000 (or, if the accelerated delivery requirement was triggered pursuant to clause (ii) of this sentence, Aggregate Availability shall have exceeded $25,000,000) for a period of five consecutive Business Days prior to the date of such Borrowing;
(f) concurrently with the delivery of each Borrowing Base Certificate, and at such other times as may be reasonably requested by the Administrative Agent, an aging report with respect to the Eligible Accounts, in form and substance reasonably acceptable to the Administrative Agent;
(g) promptly as reasonably practicable after the request therefor, such additional information concerning the Accounts of the Collateral Parties or adjustments thereto as may be reasonably requested by the Administrative Agent from time to time;
(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Parent Borrower to the holders of its Equity Interests generally, as the case may be;
(i) concurrently with the delivery of each Borrowing Base Certificate (or at such other times as the Administrative Agent may reasonably request), a certificate from a Financial Officer of the Parent Borrower setting forth the Existing Credit Availability as of the period then ended, together with supporting information connection therewith;
(j) promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts or result in a material portion of the Eligible Accounts ceasing to be Eligible Accounts; and
(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on behalf of any Lender) may reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), (b) and (h) shall be deemed to have been delivered on the date on which the Loan Party Representative provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or through a link on the Borrower’s website at www.usg.com, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.01(c).
SECTION 5.02. Notices of Material Events. The Loan Party Representative will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice promptly, but in any event within five Business Days of, when any of the Chief Executive Officer, the President, the General Counsel or any Financial Officer of any Borrower obtains actual knowledge of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Parent Borrower or any Subsidiary, affecting the Parent Borrower or any Affiliate thereof that has a reasonable likelihood of being adversely determined, and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) any Lien (other than Liens permitted by clauses (i) through (iv), (vi) or (xi) of Section 6.02) or claim made or asserted against any of the Collateral;
(d) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;
(e) any change in the Parent Borrower’s corporate credit rating by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, issuing a corporate credit rating for the Parent Borrower; and
(f) any other development including notice of any Environmental Liability that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Parent Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Taxes. The Parent Borrower will, and will cause each Subsidiary to, pay its liabilities for Taxes, the amounts of which are material to the Parent Borrower and its Subsidiaries taken as a whole, before such liabilities shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties. The Parent Borrower will, and will cause each Subsidiary to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except for properties, the failure of which to maintain, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06. Books and Records; Inspection Rights. The Parent Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities and the Administrative Agent shall be entitled to conduct, at its reasonable discretion, on reasonable advance notice and during normal working hours, periodic examinations of the books and records relating to the accounts receivable of the Collateral Parties that constitute the Borrowing Base; provided, however, that so long as no Event of Default has occurred and is continuing and no Loans are outstanding hereunder, the Administrative Agent shall be limited in any twelve-calendar-month period to one such examination; provided further, however, that if any Loans are outstanding hereunder, then the Administrative Agent shall be entitled to two such examinations during any twelve-calendar-month period; provided further, however, that if Average Excess Availability for any calendar month is less than or equal to $75,000,000, then the Administrative Agent shall be entitled to three such examinations during the twelve-calendar-month period in which such condition existed. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07. Compliance with Laws. The Parent Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect or where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance general working capital needs and for other general corporate purposes, in each case of the Parent Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09. Insurance. (a) The Parent Borrower will, and will cause each Material Subsidiary to, maintain, with financially sound and reputable insurance companies, (i) insurance in such amounts (with no greater risk retention) and against such risks as is (A) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (B) considered adequate by the Parent Borrower and (ii) all other insurance as may be required by law, provided that self-insurance through any captive insurance Subsidiary or through deductibles or copayments shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses similarly self-insure. The Parent Borrower will furnish to the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

(b) All insurance policies required under paragraph (a) of this Section 5.09, to the extent such insurance policies specifically insure any portion of the Collateral, shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, that provide that (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent and (ii) such policy and loss payable or mortgagee clauses may be canceled, amended or terminated only upon at least 30 days’ prior written notice given to the Administrative Agent. The parties hereto acknowledge that, as of the Effective Date, none of the Parent Borrower or the Subsidiaries maintains insurance policies that specifically insure any portion of the Collateral.
(c) If the Parent Borrower or any Material Subsidiary shall fail to obtain any insurance as required by paragraph (a) of this Section 5.09, the Administrative Agent may obtain such insurance at the Parent Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Parent Borrower’s or such Material Subsidiary’s failure to maintain such insurance.
SECTION 5.10. Further Assurances. (a) The Parent Borrower shall cause (i) (A) each Domestic Material Subsidiary formed or acquired on or after the date of this Agreement in compliance with the terms of this Agreement, (B) each Subsidiary that otherwise qualifies as a Domestic Material Subsidiary on or after the date of this Agreement and (C) each Domestic Subsidiary that becomes a Subsidiary Borrower after the date of this Agreement pursuant to Section 2.19, in each case, to become a Loan Party by executing a supplement to the Loan Guaranty in the form attached to the Loan Guaranty and (ii) (A) each Domestic Material Subsidiary that is a wholly-owned Subsidiary of the Parent Borrower and formed or acquired after the date of this Agreement in compliance with the terms of this Agreement, (B) each Subsidiary that otherwise qualifies as a Domestic Material Subsidiary that is a wholly-owned Subsidiary of the Parent Borrower on or after the date of this Agreement and (C) each Domestic Subsidiary that becomes a Subsidiary Borrower after the date of this Agreement pursuant to Section 2.19, in each case, to become a Collateral Party by executing a supplement to the Security Agreement in the form attached to the Security Agreement, provided that the terms of this Section 5.10(a) shall not be required to be satisfied with respect to any Subsidiary (x) that is subject to any legal or, in the case of any special purpose or limited purpose entity, any contractual restriction preventing or prohibiting it from satisfying such requirement or (y) with respect to which the Administrative Agent determines that the cost of satisfaction of such requirement with respect thereto exceeds the value afforded thereby (and any such Subsidiary that does not so satisfy the terms of this Section 5.10(a) shall not become a Loan Party and/or a Collateral Party hereunder).
(b) Subject to the limitations set forth in the Security Agreement, the Parent Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents, and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. The Loan Party Representative also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.11. Control Agreements. Each Borrower (other than the Parent Borrower) will, and the Parent Borrower will cause each applicable Collateral Party to, (a) enter into the Deposit Account Control Agreements required to be provided pursuant to Section 7.01 of the Security Agreement and (b) open the Collection Account with the Administrative Agent, in each case no later than the date that is 60 days after the Effective Date. In connection with the foregoing, the Parent Borrower shall deliver to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated as of the date on which the obligations set forth in this Section 5.11 have been satisfied) of Jones Day, counsel for the Borrowers and the Domestic Material Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and covering such customary matters relating to such Deposit Account Control Agreements governed by the laws of, or (solely with respect to the opinion relating to perfection of a security interest) entered into by a depositary bank whose jurisdiction (for purposes of Section 9-304 of the UCC and as designated in the applicable Deposit Account Control Agreement) is in a State in which, Jones Day is then licensed to practice.
ARTICLE VI
Negative Covenants
Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all, the Borrowers covenant and agree with the Lenders that:
SECTION 6.01. Indebtedness. (a) Neither the Parent Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, the incurrence of which would cause the Parent Borrower to violate the financial covenant set forth in Section 6.12.
(b) Neither the Parent Borrower nor any of its Subsidiaries shall at any time permit the sum, without duplication, of (i) all Indebtedness of the Parent Borrower and its Subsidiaries secured by Liens plus (ii) all Indebtedness of the Subsidiaries (including Subsidiaries acquired after the Effective Date) to exceed $500,000,000 at any time outstanding.
(c) Notwithstanding anything to the contrary in paragraph (b) of this Section 6.01, the following Indebtedness of the Parent Borrower and its Subsidiaries (including Subsidiaries acquired after the Effective Date) shall not be prohibited by Section 6.01(b) and shall not be included in calculating the levels of Indebtedness permitted under Section 6.01(b) regardless of whether such Indebtedness is secured as permitted by Section 6.02:
(i) (x) Indebtedness created under the Loan Documents, (y) Existing Loans and Existing Letters of Credit in an aggregate principal amount outstanding, together with unutilized commitments under the Existing Credit Agreement or any Permitted Refinancing Agreement, not to exceed the aggregate amount of the Existing Revolving Commitments in effect as of the Effective Date (as such Existing Revolving Commitments may be increased in accordance with Section 2.21 of the Existing Credit Agreement in effect as of the Effective Date) and (z) other Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and, in the case of clause (z), extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the original Indebtedness being extended, renewed or replaced (other than in the case of Guarantees otherwise permitted by clause (iii) of this Section 6.01(c)), (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), (C) shall not have an earlier maturity date or shorter weighted average life to maturity than the Indebtedness being extended, renewed or replaced and (D) shall be subordinated to the Obligations to the same extent as the Indebtedness being extended, renewed or replaced, if applicable;
(ii) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary, provided that (A) Indebtedness of any Subsidiary to the Parent Borrower shall be subject to Section 6.04 and (B) Indebtedness of the Parent Borrower to any Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(iii) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary, and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed shall not be prohibited by this Section (other than clause (c)(ii)), (B) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary shall be subject to Section 6.04 and (C) neither any Existing Loans nor any Existing Letters of Credit shall be Guaranteed by any Subsidiary that is not a Loan Party (unless, contemporaneously with providing such Guarantee, such Subsidiary becomes a Loan Party);
(iv) (A) Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness that is assumed by the Parent Borrower or any Subsidiary or that remains Indebtedness of an acquired entity in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the outstanding principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) incurred after the Effective Date shall not exceed $100,000,000 at any time outstanding;
(v) Indebtedness in respect of Swap Agreements permitted by Section 6.06; and
(vi) Indebtedness in respect of any financing or capital lease financing secured exclusively by any of the Parent Borrower’s or its Subsidiaries’ sea vessels (and related equipment and contracts of affreightment (and Accounts arising thereunder)) in an amount not to exceed $75,000,000 at any time outstanding.
SECTION 6.02. Liens. The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral or, on and after the Existing Credit Agreement Termination Date, any other property or asset, in each case now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any such Collateral or, on and after the Existing Credit Agreement Termination Date, any such other property or asset, except:
(i) Liens created pursuant to any Loan Document;
(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secured on the Effective Date and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);
(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);
(v) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Parent Borrower or any Subsidiary after the Effective Date, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (iv)(A) of Section 6.01(c) or to extend, renew or replace such Indebtedness and permitted by clause (iv)(B) of Section 6.01(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (iv)(B) of Section 6.01(c) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (iv)(A) of Section 6.01(c), its fair market value at the time such security interest attaches, and in any event, the aggregate principal amount of such Indebtedness does not exceed $100,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Parent Borrower or any Subsidiary (except assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);
(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(vii) Liens granted by a Subsidiary in respect of Indebtedness permitted by Section 6.01;

(viii) Liens securing obligations under swap agreements (and related netting agreements) entered into after the Effective Date and permitted under Section 6.06 in an amount not to exceed $150,000,000 on a marked-to-market basis at any time outstanding;
(ix) Liens existing or deemed to exist in connection with ship financing Indebtedness described in Section 6.01(c)(vi) in an amount not to exceed $75,000,000;
(x) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not at any time exceed $100,000,000; and
(xi) Liens created by sales contracts documenting unconsummated asset dispositions permitted hereby, provided that such Liens attach only to those assets that are the subject of the applicable sales contract.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Collateral, other than those permitted under clauses (i) through (iv), (vi) and (xi) of this Section 6.02.
SECTION 6.03. Fundamental Changes. (a) The Parent Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into a Borrower in a transaction in which a Borrower is the surviving corporation and (ii) any Person (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b) The Parent Borrower will not, and will not permit any Material Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.
(c) The Parent Borrower will not, and will not permit any other Loan Party, to sell, transfer, lease or otherwise dispose of all or substantially all its assets, provided that this clause (c) shall not prohibit any such sale, transfer, lease or other disposition (i) by any Collateral Party to any other Collateral Party, (ii) by any wholly-owned Subsidiary of the Parent Borrower (other than a Collateral Party) to the Parent Borrower or any other wholly-owned Subsidiary of the Parent Borrower or (iii) of assets the aggregate fair value of which, determined as of the date of such sale, transfer, lease or other disposition and when combined with the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of pursuant to this clause (iii) (in each case, determined as of the date of the sale, transfer, lease or other disposition of the applicable assets), does not exceed 15% of the consolidated assets of the Loan Parties as determined on such date.

SECTION 6.04. Investments. Other than in respect of investments existing as of the Effective Date set forth on Schedule 6.04, and Permitted Investments, the Parent Borrower will not, and will not permit any Loan Party to, purchase, hold or acquire (including pursuant to any merger with such Person) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any loans or advances to, any Person other than (i) the Parent Borrower, (ii) Gypsum Transportation Limited, (iii) any wholly-owned Subsidiary organized under the laws of Canada, the U.S. (including any State or territory thereof (including Puerto Rico) or the District of Columbia) or Mexico (or, in each case, any subsidiary thereof), (iv) any wholly-owned Foreign Subsidiary (other than as described in clauses (i)-(iii) above), in an aggregate amount, that when combined with all other such investments by Subsidiaries, does not exceed $1,000,000,000 at any time outstanding and (v) any non-wholly owned Subsidiary or other non-consolidated person (in each case other than as described in clauses (i)-(iii) above) in an aggregate amount that, when combined with all other such investments by Subsidiaries, does not exceed $500,000,000 at any time outstanding (in each of the cases of (iv) and (v), as such amounts are determined without giving effect to any write-downs or write-offs other than in the amount of such investment being returned in cash), provided that, other than as described in this Section 6.04 below, this Section 6.04 shall not permit any investment if, after giving effect to such investment and any Loans made hereunder in connection therewith, Excess Availability would be less than or equal to $75,000,000. Notwithstanding the foregoing, the following investments shall be deemed not to be covered or restricted by this Section:
(a) investments existing on the Effective Date and set forth on Schedule 6.04;
(b) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Parent Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;
(c) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d) investments in the form of Swap Agreements permitted by Section 6.06;
(e) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Parent Borrower or any Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(f) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;
(g) investments received in connection with the disposition of any asset permitted by Section 6.05;
(h) receivables or other trade payables owing to the Parent Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Parent Borrower or any Subsidiary deems reasonable under the circumstances; and
(i) investments, loans or advances in or to any Loan Party.
SECTION 6.05. Sale and Leaseback Transactions. Neither the Parent Borrower nor any of the Subsidiaries shall become liable, directly or by way of a Guarantee, with respect to any lease, whether or not such lease results in a Capital Lease Obligation, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, that the Parent Borrower or any Subsidiary has sold or transferred or is to sell or transfer to any other Person after the Effective Date (a “Sale and Leaseback Transaction”), provided that the Parent Borrower or a Subsidiary may enter into a Sale and Leaseback Transaction if (a) at the time of such Sale and Leaseback Transaction, no Event of Default is continuing, (b) the proceeds from the sale of the subject property shall be at least equal to 80% of its fair market value and (c) if such Sale and Leaseback Transaction results in a Capital Lease Obligation, such Capital Lease Obligation is not prohibited by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is not prohibited by Section 6.02.

SECTION 6.06. Swap Agreements. The Parent Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement for speculative purposes.
SECTION 6.07. Restricted Payments. (a) The Parent Borrower will not, and on and after the Existing Credit Agreement Termination Date will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if (i) a Default has occurred and is continuing or would result therefrom or (ii) such Restricted Payment is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to the Parent Borrower or, on and after the Existing Credit Agreement Termination Date, such Subsidiary, provided that this paragraph (a) shall not restrict dividends or similar distributions from Subsidiaries to wholly-owned Subsidiaries or to the Parent Borrower (it being understood that this proviso shall not permit any such dividend or similar distribution (A) from a Domestic Subsidiary to a Foreign Subsidiary or (B) in the case of any such dividend or distribution comprised of Collateral, from a Collateral Party to an entity that is not a Collateral Party).
(b) Notwithstanding anything in Section 6.07(a) to the contrary, on and after the Existing Credit Agreement Termination Date, the aggregate amount of Restricted Payments permitted to be made (or with respect to which obligations (contingent or otherwise) to do so are permitted to be incurred) by the Parent Borrower and the Subsidiaries pursuant to this Section 6.07 (excluding any Restricted Payments made (or with respect to which obligations (contingent or otherwise) to do so have been entered into) by the Parent Borrower or any Subsidiary at any time when Excess Availability exceeds $75,000,000) shall not exceed $50,000,000 in the aggregate for the term of this Agreement, provided that this paragraph (b) shall not restrict dividends or similar distributions from Subsidiaries to wholly-owned Subsidiaries or to the Parent Borrower (it being understood that this proviso shall not permit any such dividend or similar distribution (A) from a Domestic Subsidiary to a Foreign Subsidiary or (B) in the case of any such dividend or distribution comprised of Collateral, from a Collateral Party to an entity that is not a Collateral Party).
SECTION 6.08. Transactions with Affiliates. The Parent Borrower shall not, and shall not suffer or permit any Material Subsidiary to, enter into any transaction with any Affiliate (other than a wholly-owned Subsidiary) of the Parent Borrower, except transactions (a) entered into in good faith and (b) at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
SECTION 6.09. Restrictive Agreements. The Parent Borrower shall not, and shall not permit any Material Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Material Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions or conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions and conditions contained in the Existing Credit Agreement (but shall apply to any amendment, modification or replacement expanding the scope of any such restriction or condition), (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (v) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) paragraph (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vii) paragraph (a) of the foregoing shall not apply to any existing or future joint venture agreement that restricts the ability of any party to such agreement to create, incur or permit a Lien on the equity interests in the joint venture, provided that the Parent Borrower and any Material Subsidiary party to such agreement collectively own no more than 81 percent of the equity interests in such joint venture and (viii) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement if the terms of such agreement expressly permit the creation, incurrence and existence of Liens to secure Indebtedness or other Secured Obligations under this Agreement and extensions, renewals and replacements of any such Indebtedness or other Secured Obligations.
SECTION 6.10. Amendment of Material Documents. The Parent Borrower will not, and will not permit any Subsidiary to, amend, modify, waive, terminate or release its certificate of incorporation, by-laws or other organizational documents, if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Parent Borrower and its Subsidiaries, taken as a whole, or the Lenders.
SECTION 6.11. Changes in Fiscal Periods. Without the prior consent of the Administrative Agent, the Parent Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.
SECTION 6.12. Fixed Charge Coverage Ratio. If, at any time, Excess Availability is less than $100,000,000, then the Borrowers will not permit the Fixed Charge Coverage Ratio at such time, determined for the period of four consecutive fiscal quarters most recently ended at or prior to such time, to be less than 1.10 to 1.00.
ARTICLE VII
Events of Default
If any of the following events (any such event, an “Event of Default”) shall occur:
(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Material Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder that is qualified by materiality shall prove to have been incorrect or any representation or warranty that is not so qualified shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Borrower) or 5.08 or in Article VI of this Agreement or the Loan Party Representative or any Collateral Party shall fail to observe or perform any covenant, condition or agreement contained in Article IV of the Security Agreement or Article VII of the Security Agreement; provided, however, that, without limiting the effect of any other Default or Event of Default under this Article VII, any Default arising under Section 5.02 (or any Default arising under a failure of the conditions set forth in Section 4.02 arising solely as a result of a failure to comply with Section 5.02) shall be deemed to be cured upon the giving of such notice by the Loan Party Representative;
(e) the Loan Party Representative or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and, except as otherwise provided in such Loan Document, such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Loan Party Representative;
(f) the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after the expiration of any applicable grace periods, provided that if, at the time of and during the continuation of any such failure in connection with the Existing Credit Agreement or any Permitted Refinancing Agreement, Excess Liquidity exceeds $100,000,000, this paragraph (f) shall not apply to any event or condition arising under the Existing Credit Agreement unless such event or condition results in Indebtedness under such agreement becoming due prior to its scheduled maturity;
(g) any event or condition occurs (including the triggering of any change in control or similar event with respect to the Parent Borrower) (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired, provided that, during the applicable grace period, no additional consideration is paid or additional rights are granted in respect of such Material Indebtedness) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the effect of which default or other event is to cause, or to permit the holder or holders of any Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to require, with the giving of notice if required, any Material Indebtedness to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement); provided further that if, at the time of and during the continuation of any such event or condition in connection with the Existing Credit Agreement or any Permitted Refinancing Agreement, Excess Liquidity exceeds $100,000,000, this paragraph (g) shall not apply to any event or condition arising under the Existing Credit Agreement unless such event or condition results in indebtedness under such agreement becoming due prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Material Subsidiary or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Material Subsidiary or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Parent Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Material Subsidiary or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) the Parent Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Parent Borrower, any Material Subsidiary or any combination thereof (provided that in determining whether the foregoing threshold is satisfied, there shall be excluded any portion of such judgments that is fully covered by a third party insurance company rated not less that “B++” by A.M. Best (less any applicable deductible) and as to which the insurer has not disputed, in writing, its responsibility to cover such judgment) and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Material Subsidiary to enforce any such judgment;
(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;
(m) any Loan Document shall for any reason be asserted by any Borrower not to be a legal, valid and binding obligation of the Borrower;
(n) a Change in Control shall occur;
(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Party shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect; or
(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, then, and in every such event (other than an event with respect to the Parent Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Parent Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower; and in case of any event with respect to the Parent Borrower described in paragraph (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Parent Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower.
ARTICLE VIII
The Administrative Agent
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or believed by the Administrative Agent in good faith to be necessary) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Loan Party Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Adobe pdf file, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that the Administrative Agent shall remain liable for the performance of such obligations and duties. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties, provided that the Administrative Agent shall remain liable for the performance of such obligations and duties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Loan Party Representative. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Loan Party Representative in the absence of a continuing Event of Default to appoint a successor. If no successor shall have been so appointed by the Loan Party Representative and the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, in either case, acceptable to the Loan Party Representative in the absence of a continuing Event of Default (such acceptance not to be unreasonably withheld or delayed). Upon the acceptance of its appointment as

Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Loan Party Representative and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or Adobe pdf file, as follows:
(i) if to the Loan Party Representative or any Loan Party, to the Loan Party Representative at:
550 West Adams Street
Chicago, IL 60661
Attention: Vice President and Treasurer
Telecopy No.: (312) 672-3883
with a copy to:
Corporate Secretary
Telecopy No.: (312) 672-7748;

(ii) if to the Administrative Agent or the Swingline Lender, to:
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Marshella B. Williams
Telecopy No.: (713) 427-6307
email: Marshella.B.Williams@chase.com
with a copy to:
JPMorgan Chase Bank, N.A.
270 Park Avenue,
New York, NY 10017
Attention: Peter Predun
Telecopy No.: (212) 270-5100
email: peter.predun@jpmorgan.com; and
(iii) if to any other Lender, to it at its address or telecopy number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by telecopy or by Adobe pdf file shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail, Adobe pdf file and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Loan Party Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on the Loan Party Representative or any Loan Party in any case shall entitle the Loan Party Representative or any Loan Party to any other or further notice or demand in similar or other circumstances.
(b) Except as provided in Section 2.18 with respect to any Revolving Commitment Increase, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the applicable Loan Parties, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Commitments on the Effective Date), (vi) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV, (vii) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender or (viii) change any of the provision of the definitions of “Eligible Accounts” or “Borrowing Base” (including, without limitation, the advance rates referenced therein), without the written consent of Lenders having Revolving Exposure and unused Revolving Commitments, if any, representing more than 75% of the sum of the total Revolving Exposure and Revolving Commitments at such time; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04
(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Loan Party Representative may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations

(which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Loan Party Representative shall have received the prior written consent of the Administrative Agent and of the Swingline Lender, which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts) and (iii) the Loan Parties or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses (including reasonable expenses incurred in connection with due diligence) incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout or restructuring (and related negotiations) in respect of such Loans.
(b) The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all out-of-pocket losses, claims, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Parent Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Parent Borrower or any Subsidiary, or any Environmental Liability related in any way to the Parent Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section and without limiting the Borrowers’ obligation to do so, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor setting forth the basis for such claim in reasonable detail.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) neither the Loan Party Representative nor the Borrowers may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Loan Party Representative or the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of: (A) the Loan Party Representative, provided that no consent of the Loan Party Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and (B) the Administrative Agent.
(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Loan Party Representative and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Loan Party Representative shall be required if an Event of Default has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.17(b) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.15(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:
“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03) and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.15(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant shall be subject to Section 2.16(d) and 2.17 as though it were a Lender.
(iii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Loan Party Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Loan Party Representative is notified of the participation sold to such Participant and such Participant complies with Section 2.15(f) as though it were a Lender.
(d) Any Lender may at any time, without the consent of the Loan Party Representative or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Party Representative, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which is hereby assumed by and shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the U.S. or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Loan Party Representative and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Loan Party Representative and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Party Representative and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation (as distinguished from the Secured Obligations) under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Revolving Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by Adobe pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any of and all obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation. The applicable Lender shall notify the Loan Party Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the U.S. District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Loan Parties and their obligations, (g) with the consent of the Loan Party Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from a Loan Party and/or its Related Parties or representatives relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party and/or its Related Parties or representatives, provided that, in the case of information received from the Parent Borrower and/or its Related Parties or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b) Each Lender acknowledges that information as defined in Section 9.12(a) furnished to it pursuant to this Agreement may include material non-public Information concerning the Loan Parties and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public Information and that it will handle such material non-public Information in accordance with those procedures, applicable law, including Federal and state securities laws, and the terms hereof.
(c) All information, including waivers and amendments, furnished by the Loan Parties, their Related Parties or representatives or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public Information about the Loan Parties and their Related Parties or their respective securities and its securities. Accordingly, each Lender represents to the Loan Party Representative (on behalf of the Loan Parties) and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public Information in accordance with its compliance procedures, applicable law and the terms hereof.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
SECTION 9.14. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. Loan Party Representative. Each Borrower hereby designates the Parent Borrower as its representative, agent and attorney-in-fact to act on its behalf (in such capacity, the “Loan Party Representative”) as specified herein or in any other Loan Document. Each Borrower hereby authorizes the Loan Party Representative to take such actions on its behalf under the terms of this Agreement and the other Loan Documents and to exercise such powers and perform such duties hereunder and thereunder as are specified in such agreements or are reasonably incidental thereto, including issuing Borrowing Requests and Interest Election Requests, acceptance of amounts borrowed hereunder, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants), in each case, on behalf of the Borrower under the Loan Documents. The Loan Party Representative hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely on all notices, requests, consents, certifications and/or authorizations or other similar acts delivered or taken by the Loan Party Representative for or on behalf of any Borrower pursuant hereto or the other Loan Documents without inquiry and as if such notices, requests, consents, certifications and/or authorizations or other similar acts were delivered by such Borrower. Each representation, warranty, covenant, agreement and undertaking made on behalf of any Borrower by the Loan Party Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower. The Parent Borrower (or any successor Loan Party Representative permitted pursuant to this Section 9.17) shall not be permitted to resign as the Loan Party Representative and the Borrowers shall not be permitted to remove the Parent Borrower (or any successor Loan Party Representative permitted pursuant to this Section 9.17) as Loan Party Representative without the consent of the Administrative Agent, provided that if the Parent Borrower notifies the Administrative Agent in writing that it (or any successor Loan Party Representative permitted pursuant to this Section 9.17) shall no longer be able to act as Loan Party Representative in accordance with the terms hereof, the Loan Parties shall appoint a successor to act as Loan Party Representative, which successor shall be a Borrower acceptable to the Administrative Agent (and the Borrowers hereby agree that such Person thereafter shall be vested with all rights, powers, privileges and authority of the Loan Party Representative hereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

USG CORPORATION, as Parent Borrower and Loan Party Representative
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

L&W SUPPLY CORPORATION, as a Subsidiary Borrower
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

UNITED STATES GYPSUM COMPANY, as a Subsidiary Borrower
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

USG INTERIORS, INC., as a Subsidiary Borrower
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

CALIFORNIA WHOLESALE MATERIAL SUPPLY, LLC, as a Subsidiary Borrower
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

LIVONIA HOLDINGS, INC., as a Subsidiary Borrower
By	/s/ Karen L. Leets
	Name:	Karen L. Leets
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent and as Swingline Lender
By	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF SEPTEMBER 9, 2008, AMONG USG CORPORATION, THE SUBSIDIARY BORROWERS PARTY THERETO, THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

Institution:

PNC Bank, National Association

By:	/s/ W. J. Bowne
	Name:	W. J. Bowne
	Title:	Managing Director

Institution: Wells Fargo Foothill, LLC
By:	/s/ Dennis King
	Name:	Dennis King
	Title:	Vice President

Institution: Siemens Financial Services, Inc.
By:	/s/ John Finore
	Name:	John Finore
	Title:	Vice President, Manager Working Capital Specialists

By:	/s/ Jim Fuller
	Name:	Jim Fuller
	Title:	Vice President & Co-Head

Institution: UBS Loan Finance LLC
By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

Institution: Wachovia Bank, National Association
By:	/s/ Robert H. Milhorat
	Name:	Robert H. Milhorat
	Title:	Director